Exhibit 99.1

STAAR Surgical Expects Fourth Quarter ICL Sales to Rise 42%; China Units Nearly Double, U.S. Market Returns to Growth

MONROVIA, CA, January 7, 2019---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today provided preliminary sales results for the fourth quarter ended December 28, 2018. The Company expects fourth quarter ICL net sales to increase approximately 42% over the prior year period. Total net sales for the fourth quarter are expected to be approximately $31.2 million and total net sales for fiscal 2018 are expected to be approximately $124.0 million, representing approximately 37% growth over fiscal 2017.

“Global demand for our ICL product lines continued to expand during the fourth quarter, and all signs currently point to this momentum continuing into 2019,” said Caren Mason, President and CEO. “China led the way with ICL unit growth of approximately 99% in the fourth quarter, sequentially consistent with the growth we reported for the third quarter of 2018. As we planned, STAAR Surgical’s business in the U.S. also returned to growth. We began the staged rollout of the Toric ICL in the U.S. to certified surgeons in late October leading to approximately 16% growth for the ICL in the U.S., compared to the prior year period, in the world’s second largest refractive surgery market.”

STAAR Surgical intends to report full fourth quarter and fiscal 2018 financial results on or about February 21, 2019 and provided today’s information due to investor meetings taking place January 7-8, 2019.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 900,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 400 full-time equivalent employees and markets lenses in over 75 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, expected sales in China and the United States and objectives of management for 2019 or prospects for achieving such plans, expectations for sales, revenue, or earnings, and any statements of assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2017 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; potential international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:	Investors & Media

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100